Exhibit 99.2

2016—2018 Revenue Outlook at Constant Currency

Expect 2016 total revenue growth of 5%

Tenneco Total Revenue Outgrowth Industry Production*

5%

2%

3%

2016

6%-8%

3%-5%

3%

2017

7%-9%

3%-5%

4%

2018

Expect accelerated growth in 2017 and 2018 as new light vehicle regulations start to phase-in

2016 Assumptions

3% Industry Production Includes:

Further weakening in off-highway volumes

Continued weak commercial truck production in China and Brazil

China commercial truck aftertreatment installation rate similar to 2015

2016 Currency Sensitivity

Impact vs. 2015 Euro RMB Real

– $1.10 $0.159 $0.300 (2.5%) $1.05 $0.152 $0.250 (5%) $1.00 $0.144 $0.200

* IHS Automotive December 2015 light vehicle production forecast in the regions where Tenneco operates, Power Systems Research (PSR), January 2016 forecast global commercial truck and buses, PSR off-highway engine production in North America and Europe, and Tenneco estimates.

See slide 32 for further key assumptions related to our revenue projections.

Revenue growth outpacing market

5793 CORP-1/16 (25)

Tenneco’s revenue projections are as of January 2016. Revenue assumptions are based on projected customer production schedules, IHS Automotive December 2015 forecasts and Power Systems Research January 2016 forecasts.

In addition to the information set forth on this slide and slide 25, Tenneco’s revenue projections are based on the type of information set forth under “Outlook” in Item 7 – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as set forth in Tenneco’s Annual Report on Form 10-K for the year ended December 31, 2014. Please see that disclosure for further information. Key additional assumptions and limitations described in that disclosure include:

Revenue projections are based on original equipment manufacturers’ programs that have been formally awarded to the company; programs where the company is highly confident that it will be awarded business based on informal customer indications consistent with past practices; and Tenneco’s status as supplier for the existing program and its relationship with the customer.

Revenue projections are based on the anticipated pricing of each program over its life.

Revenue projections assume a fixed foreign currency value. This value is used to translate foreign business to the U.S. dollar.

Revenue projections are subject to increase or decrease due to changes in customer requirements, customer and consumer preferences, the number of vehicles actually produced by our customers, pricing and foreign currency.